UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

infoGROUP Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-19598	47-0751545
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5711 South 86th Circle Omaha, Nebraska	68127
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 593-4500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors:

Roger S. Siboni and Thomas L. Thomas were elected by the Board of Directors of infoGROUP Inc. (the “Company”) on January 9, 2009, to fill the vacancies created by the resignations of Dr. George F. Haddix and Dr. Vasant H. Raval. As previously disclosed, the resignations of Drs. Haddix and Raval were tendered on August 25, 2008, and such resignations became effective on December 9, 2008.

Mr. Siboni will serve on the Board’s Nominating and Corporate Governance Committee, as well as the Compensation Committee. Mr. Thomas will serve on the Board’s Audit Committee. Both Mr. Siboni and Mr. Thomas have a term of office expiring at the 2009 Annual Shareholder Meeting.

Mssrs. Siboni and Thomas will participate in the standard director compensation program, as adopted by the Board on October 24, 2008, and effective as of January 1, 2009. Under that plan, non-employee directors receive an annual board retainer of $100,000, of which $50,000 is in the form of cash to be paid in equal monthly installments of $4,166.67, and $50,000 is in the form of equity consisting of restricted share units, typically vesting one year from the date of grant. Additionally, for each permanent standing committee of the Board (which currently include the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee), committee chairs receive an additional $30,000 in cash annually to be paid in monthly installments of $2,500, and committee members receive an additional $15,000 in cash annually to be paid in equal monthly installments of $1,250.

A copy of the press release issued by the Company on January 14, 2009, announcing the elections of Mssrs. Siboni and Thomas is attached as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of infoGROUP dated January 14, 2009 relating to the appointment of Roger S. Siboni and Thomas L. Thomas to the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

infoGROUP Inc.

By:	/s/ Thomas McCusker

Thomas McCusker
Executive Vice President for Business Conduct and General Counsel

Date: January 14, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of infoGROUP dated January 14, 2009